Exhibit 1.

Alpha Pro Tech
L T D.

ALPHA PRO TECH, LTD. TO PRESENT AT ROTH CAPITAL PARTNERS 2006 NEW YORK
CONFERENCE ON SEPTEMBER 6th, 2006

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Brett Maas
905-479-0654	646-536-7331
e-mail: ir@alphaprotech.com	e-mail: brett@haydenir.com

Nogales, Arizona—August 25, 2006, Alpha Pro Tech (AMEX: APT; CHX: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced that its President, Al Millar, along with Lloyd Hoffman, the Company’s Chief Financial Officer, and Michael Scheerer, the Company’s Senior Vice President of Sales and Marketing, will present at the Roth Capital Partners 2006 New York Conference at The Westin New York on September 6, 2006. The Company’s presentation is scheduled for 5 p.m. EST in the Broadway II Ballroom on the third floor. The presentation will be broadcast live and may be accessed at http://www.wsw.com/webcast/roth8/apt/  or via the link on the Company’s website http://www.alphaprotech.com.  A replay of the webcast will be available for 30 days following the conclusion of the presentation.

The presentation will discuss the Company’s opportunities for future growth within their Engineered Products, Infection Control and Disposable Protective Apparel segments. For the second quarter ended June 30th, 2006 revenue increased 9.3% to a record $9.9 million, with Engineered Products revenue increasing 98.2% to $2.2 million and Infection Control products sales up 57.3% to $1.8 million. Additionally, the Company maintained a 46.8% gross profit margin for the quarter.

About the Roth Capital Partners 2006 New York Conference

As reported by Roth Capital Partners, the Roth Capital Partners 2006 New York Conference is scheduled for September 6-7, 2006 at the Westin New York at Times Square. Roth has selected a unique combination of companies that are representative of Roth’s existing research universe and its continued focus on undiscovered companies. This year’s conference will feature presentations from more than 200 small and micro caps with a focus on undiscovered companies as well as international companies that aren’t well known to U.S. investors in the Technology, Healthcare, Financial Services and Consumer Products sectors. The conference will also feature panel sessions on structuring PIPE’s

(Private Investments in Public Equity), SPACs (Special Purpose Acquisition Companies) and a special track showcasing the growth opportunities of China and India to Wall Street. This conference is by invitation only. Please contact your Roth representative at 800-678-9147 for an electronic invite or to schedule a one-on-one meeting. More information is available at www.rothconference.com/ online.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is a leader in protecting environments. Alpha Pro Tech develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets.  In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap, roof underlayment and mold resistant framing sealant. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India.  For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based

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